Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS AMENDMENT (the “Amendment”) is entered into effective as of the 23rd day of October, 2010, between IRET – PLYMOUTH, LLC, a Minnesota limited liability company (“Landlord”), and VASCULAR SOLUTIONS, INC., a Minnesota corporation  (“Tenant”).

A.

Landlord and Tenant are parties to a certain lease agreement dated December 14, 2006 (the “Original Lease”).  The Original Lease has been previously amended by instrument dated November 12, 2007.  The Original Lease, as amended by the foregoing, shall be referred to herein collectively as the "Lease."  Pursuant to the Lease, Tenant is leasing approximately 13,966 square feet (as more specifically identified in the Lease, the “Premises”), in the building known as “Plymouth Tech Park II,” and located at 5025 Cheshire Lane North, Plymouth, Minnesota (the “Building”).

B.	Through this Amendment, Landlord and Tenant desire to amend the Lease as set forth below.

THEREFORE, FOR VALUABLE CONSIDERATION, Landlord and Tenant agree as follows:

1.   Expansion of Premises.  As of the Expansion Date, the Lease is amended to increase the size of the Premises being leased by Tenant to include Suite 100, comprised of an additional 12,220 square feet of the Building (“Expansion Space”).  The Expansion Space is reflected on attached Exhibit 1.  As of the Expansion Date, the Premises shall contain a total of 26,186 square feet.  For purposes of this Amendment, but subject to the possibility of early delivery as provided in Section 4 below, the “Expansion Date” shall be August 1, 2011.  Promptly following said date, Landlord will deliver to Tenant a commencement date memorandum specifying the Expansion Date.  Tenant, within 5 business days after receipt from Landlord, shall execute and deliver to Landlord the commencement date memorandum.  Tenant's failure to execute and deliver to Landlord the Commencement Date Memorandum shall not affect any obligation of Tenant under the Lease.  If Tenant does not timely execute and deliver the commencement date memorandum, then Landlord and any prospective purchaser or lender may conclusively rely on the information contained in the unexecuted commencement date memorandum Landlord delivered to Tenant.

2.   Rent.  Until the Expansion Date, Tenant shall continue to pay rent as set forth in the Lease.  Commencing on the Expansion Date, Tenant shall pay Base Rent to Landlord, in advance, without offset or deduction, for the Premises (including the Expansion Space) in strict accordance with the following schedule:

Months	Annualized	Monthly	Rate/sf
8/1/2011 through 11/30/2011	Abated	Abated	Abated
12/1/2011 through 7/31/2012	$117,837.00	$9,819.75	$4.50
8/1/2012 through 7/31/2013	$120,193.74	$10,016.15	$4.59
8/1/2013 through 7/31/2014	$122,550.48	$10,212.54	$4.68
8/1/2014 through 9/30/2015	$124,907.22	$10,408.94	$4.77

3.   Abated Rent.  Landlord grants Tenant a full abatement of Base Rent (the “Abated Rent”) for the 4-month period identified in Section 2 above.  The parties agree that the total value of the Abated Rent is $39,279.00.  If no uncured Event of Default by Tenant occurs prior to the expiration of the Extension Term, then Tenant shall have no obligation to pay the Abated Rent.  If at any time during the Extension Term an Event of Default occurs, and if said default is not cured as provided in the Lease, then Tenant shall pay to Landlord, in addition to all other amounts owed under the Lease, the Abated Rent.

4.   Early Delivery Contingency.  Tenant acknowledges that the Expansion Space is currently subject to an existing lease between Landlord and another tenant of the Building (“United Operations”), and that said lease is not scheduled to terminate until July 31, 2011.  To facilitate early delivery of the Expansion Space, Landlord will agree to terminate its lease with United Operations early, provided that such termination is on terms reasonably acceptable to both Landlord and United Operations.  Landlord agrees to reimburse Tenant up to $5,000 to compensate for any moving expenses actually incurred by United Operations that are paid by Tenant to facilitate termination of Landlord’s lease with United Operations.  To be reimbursed, Tenant must provide Landlord, within 30 days of payment and within 6 months after the effective date of this Amendment, with paid receipts or other payment evidence reasonably satisfactory to Landlord.  Tenant acknowledges and agrees that Landlord’s ability to deliver the Expansion Space to Tenant prior to August 1, 2011 shall be contingent upon (a) the vacation of the Expansion Space by United Operations prior to such date, and (b) delivery of the Expansion Space by United Operations to Landlord on or before said date (collectively, the “Contingency”).  In no event will Landlord be liable to Tenant for any failure in delivering the Expansion Space to Tenant prior to August 1, 2011.  If Landlord is able to satisfy the Contingency on terms acceptable to Landlord in its sole and absolute discretion prior to August 1, 2011, then the Expansion Date shall be adjusted to the third business day following Landlord’s written notice to Tenant that the Contingency has been satisfied.  In said event, Landlord will deliver to Tenant a commencement date memorandum specifying the new Expansion Date, and appropriately revising the schedule of Base Rent for the remainder of the term of the Lease.  Tenant, within 5 business days after receipt from Landlord, shall execute and deliver the commencement date memorandum to Landlord.  In the event the Expansion date is adjusted pursuant to this Section, then Tenant shall pay Base Rent for the Premises (including the Expansion Space) from the adjusted Expansion Date through July 31, 2011 in monthly installments of $13,223.93.

5.   Tenant’s Pro Rata Share of Operating Expenses.  As of the Expansion Date, but subject to future adjustment pursuant to the Lease, Tenant’s Pro Rata Share of Operating Expenses shall be 100.00%.

6.   Tenant Improvements.  Landlord is providing the Premises (including the Expansion Space) in its current “AS IS” condition, without representation or warranty of any kind.  Landlord shall have no obligation to make any modifications or alterations to the Expansion Space or to the remainder of the Premises.  Landlord acknowledges that Tenant intends to construct certain improvements in the Premises (the “Tenant Improvements”).  The Tenant Improvements shall be constructed at Tenant’s sole cost and expense.  The Tenant Improvements shall be constructed:  (i) in accordance with the plans and specifications that have been approved by Landlord in writing; (ii) by a licensed general contractor approved by Landlord in writing; (iii) in a good and workmanlike manner using only new and first-grade materials; (iv) in compliance with all applicable provisions in the Lease; and (v) in compliance with all applicable governmental laws, ordinances, rules and regulations.  As a condition to Landlord’s approval of any Tenant Improvements, Landlord may require:  (y) Tenant to pay Landlord a construction supervision fee equal to 5% of the actual costs of construction of the Tenant Improvements; and/or (z) Tenant to remove the Tenant Improvements at the expiration (or earlier termination) of the Lease, and to restore the Premises to the condition the Premises were in prior to the Tenant Improvements (reasonable wear and tear excluded), with the exception of any office space removed pursuant to Section 7 below.  Tenant's taking possession of the Expansion Space shall be conclusive evidence as against Tenant that the Expansion Space was in satisfactory condition on the Expansion Date.

7.   Demolition of Office Space in Expansion Space.  Landlord agrees that Tenant may, at any time with at least 15 days prior written notice to Landlord, and at Tenant’s sole cost and expense, demolish the office space located in the Expansion Space.  Tenant’s notice shall include demolition plans, the name of the contractor or contractors that will be performing the work, and proof of insurance in form and content reasonably acceptable to Landlord.  Immediately upon completion of any such demolition, Tenant shall provide Landlord with proof of payment and full and complete lien waivers from each contractor and subcontractor that performed any work as part of the demolition project.  Landlord agrees that any such demolition will be considered neither Tenant Damages nor Tenant Improvements as defined in the Lease.  If Tenant chooses to demolish and remove the office space from the Expansion Space, Landlord agrees Tenant will not at any time be required to restore the office space.

8.   Brokers.  NorthMarq Real Estate Brokerage LLC is Landlord’s broker.  Tenant is not represented by a broker in this transaction.  Each party shall be responsible to pay a fee or commission to that party’s respective broker.  Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any other realtors, brokers, finders or agents in connection with this Amendment, and each agrees to release, indemnify, defend and hold the other harmless from and against any claim based on the failure or alleged failure to pay any other realtors, brokers, finders or agents and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents claiming by, through or on behalf of it with respect to this Amendment or the negotiation of this Amendment.

9.   This Amendment is integrated into and made a part of the Lease.  Except as specifically otherwise provided herein, all other terms and conditions of the Lease, as hereby amended, are ratified and confirmed and shall remain unchanged and in full force and effect.  In the event of any conflict between this Amendment and the Lease, the terms and conditions of this Amendment shall govern and control.  Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Lease.  The Lease, as amended by this Amendment, constitutes the understanding between the parties relating to the subject matter of this Amendment, and all prior agreements, proposals, negotiations, understandings and correspondence between the parties in this regard, whether written or oral, are superseded and merged with this Amendment.  Both parties have obtained any and all necessary consents and/or approvals prior to executing this Amendment.  This Amendment is binding on and inures to the benefit of Landlord and Tenant and their respective successors and assigns.

[signature page to follow]

IN WITNESS WHEREOF, each party to this Amendment has caused it to be executed as of the date set forth above.

LANDLORD:

IRET – PLYMOUTH, LLC, a Minnesota limited liability company

By:  IRET Properties, a North Dakota Limited Partnership, its sole member

By:  IRET, Inc., its general partner

By:	/s/ Thomas A. Wentz, Jr.

Print Name:  Thomas A. Wentz, Jr.

Print Title:  Senior Vice President

By:	/s/ Charles A. Greenberg

Print Name:  Charles A. Greenberg

Print Title:  Senior Vice President

TENANT:

VASCULAR SOLUTIONS, INC., a Minnesota corporation

By:	/s/ James Hennen

Print Name: James Hennen

Print Title: Senior Vice President of Finance and Chief Financial Officer